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                                                                    Exhibit 4.45

                             [PT TELKOM LETTERHEAD]



                                                          Jakarta, June 29, 2004


KAP Hans Tuanakotta Mustofa & Halim
(formerly KAP Hans Tuanakotta & Mustofa)
Registered Public Accountants
Wisma Antara 12th Floor
Jl. Medan Merdeka Selatan No.17
Jakarta 10110
Indonesia

Confidential

RE:   2001 AUDIT REPORT FOR
      PT TELEKOMUNIKASI INDONESIA TBK. ("TELKOM")

Dear Sirs:

            Reference is made to your request for a limited indemnity in accordance with the terms of the SEC No Action Letter (Price Waterhouse LLP, October 3, 1995). In consideration of your consenting to the inclusion in TELKOM's Annual Report on Form 20-F for 2003 ("2003 Form 20-F") of your audit report on TELKOM's consolidated financial statements as of and the for the year ended December 31, 2001 (the "Audit Report") and their filing with the United States Securities and Exchange Commission, TELKOM agrees to indemnify KAP Hans Tuanakotta Mustofa & Halim ("HTM+H") for the payment of any and all legal costs and expenses reasonably incurred by HTM+H in its successful defense of any legal action or proceeding that arises as a result of the consent of HTM+H to the inclusion of the Audit Report in the 2003 Form 20-F, provided however that the foregoing indemnity shall be void and inoperative, and HTM+H agrees to immediately reimburse TELKOM for all amounts paid by TELKOM under this indemnity, if a court, after adjudication, determines that HTM+H is liable for professional malpractice.

            For the purpose of this letter agreement, a "successful defense" means a defense in which the defendant is neither decreed to have been culpable nor pays any part of the plaintiff's damages as a result of judgment or settlement.
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            This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflicts of laws principles. If this letter agreement is satisfactory, please sign a copy and return it to us.

                                    Yours faithfully,


                                    /s/ Kristiono

                                    --------------------------------
                                    Name: Kristiono
                                    Title: President Director
                                    for and on behalf of
                                    PT Telekomunikasi Indonesia Tbk.






Agreed to and acknowledged by:



/s/ Paul Capelle

----------------------------------
Name: Paul Capelle
Title: Deputy Managing Partner
for and on behalf of
KAP Hans Tuanakotta Mustofa & Halim,
a member firm of Deloitte Touche Tohmatsu




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